Exhibit 10.1

THIS AGREEMENT made the November 17, 2005 by and among Golden Health Holdings, Inc., a Nevada corporation (hereinafter the “Party A”), Joy Power International Holdings Limited, a Hong Kong corporation and 100% owned by Golden Health Holdings, Inc. (hereinafter the “Party B”) and Dalian Fengming International Recreation Town Co., Limited, a company established in the People’s Republic of China (hereinafter the “Party C”).

WHEREAS Party C operates and owns 100% beneficial interests in Dalian Fengming International Recreation Town (hereinafter the “Recreation Town”); and

WHEREAS the Parties have entered into discussions and agreed the following regarding the 100% beneficial interests in the Recreation Town. The Parties also agreed that in case the context of this Agreement will contravene the relevant laws and regulations in the People’s Republic of China (“China”), the Parties will amend or revise this Agreement or enter into further supplemental agreement(s) according to the spirit of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.             Party C shall sell its 100% beneficial interests in the Recreation Town to Party B, according to its present open market value of approximately US$10 million (RMB80 million) (the “Selling Price”).

2.             Because Party B is a wholly-owned subsidiary of Party A, Party C now accepts the issuance of 32,000 shares of Series B Non-Voting Convertible Preferred Stock of Score One (the “Series B Shares”) by Party A as consideration as full and final settlement of the Selling Price.  Party A confirms that such Series B Shares shall be convertible into shares of Party A’s Common Stock at any time after the six month anniversary of the issuance date at a conversion rate of 1,000 shares of Common Stock for each share of Series B Stock (the “Lock-up Period”).  Party A also has the right to redeem such 32,000 Series B Shares for cash consideration of RMB38 million within any time during the Lock-up Period.

3.             Party A also confirms that Party C shall have the option of demanding Party A to redeem such 32,000 Series B Shares for cash consideration of RMB38 million at the six month anniversary of the issuance date if Party C elects not to convert such Series B Shares into shares of Party A’s Common Stock after the Lock-up Period. If by then Party A is unable to redeem such 32,000 Series B Shares for cash consideration of RMB38 million, Party A will sell back the 100% beneficial interests in the Recreation Town to Party C in order to redeem such 32,000 Series B Shares.

4.             Party B confirms that there is no intention to change the management of the Recreation Town.

5.             Party C unconditionally and irrevocably undertakes to Party A and Party B that from the date of issuance of the Series B Shares as the Closing Date of the Agreement, up to the time when all formal legal procedures in China in connection with transfer of 100% of the beneficial interests in the Recreation Town to Party B are completed and all Chinese governmental approvals, certificates and licenses are granted to Party B, all equity interests and income generated from the 100% beneficial interests in the Recreation Town should be properly accounted for Party B by Party C.  Party C shall no longer entitle to any such equity interests and income.

6.             Party C confirms that the Series B Shares shall be issued in the name of Ms. Hoi-Ho Kiu although the share certificate will be physically kept by Party C upon its issuance until all relevant formal legal procedures in China in connection with transfer of 100% of the beneficial interests in the Recreation Town to Party B are completed and all Chinese governmental approvals, certificates and licenses are granted to Party B.

7.             This Agreement shall be governed and construed in accordance with the Laws of Nevada and the parties hereby submit the non-exclusive jurisdiction of the Courts of Nevada.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

By: /s/ Hoi-ho Kiu
Ms. Hoi-ho Kiu
CEO, for and on behalf of
Golden Health Holdings, Inc.

By: /s/ Hoi-ho Kiu
Ms. Hoi-ho Kiu
Secretary, for and on behalf of
Joy Power International Holdings Limited

By: /s/ Tian-lu Chen
Mr. Tian-lu Chen
Authorized Representative, for and on behalf of
Dalian Fengming International Recreation Town Co., Limited